EXHIBIT 99.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

                                              CHAPTER 11 CASE NO. 01-12974 (SMB)


                            TELIGENT, INC., et al.,1
                            ------------------------
                                     DEBTOR

                         Monthly Operating Statement for
                  Period December 1, 2001 to December 31, 2001



Debtor's Address
Teligent, Inc.
460 Herndon Parkway, Suite 100
Herndon, VA 20170
                                          Period Disbursement:  $13,329,856
                                                                -----------

Debtor's Attorney
KIRKLAND & ELLIS
200 East Randolph Drive
Chicago, Illinois 60601

                                          Period Operating Loss:  $(133,448,000)
                                                                 ---------------


         The undersigned, having reviewed the attached report and being familiar with the Debtor's financial affairs, verifies under the penalty of perjury that the information contained therein is complete, accurate and trustful to the best of my knowledge. The Debtors have had numerous members of their senior management team, including the chief financial officer and the chief executive officer, recently depart. Accordingly, the information contained in this report is qualified in its entirety by the generally available information at the time of its preparation. The Debtors reserve the right to amend this report should they deem it necessary.

         The undersigned also verifies that, to the best of my knowledge, all insurance policies, including workers compensation and disability insurance, have been paid currently.


January 15, 2002                                   By: /s/ Barbara A. Sweasy
                                                       ---------------------
                                                       Barbara A. Sweasy
                                                       Vice President, Taxes

Indicate if this is an amended statement by checking here.
                                            Amended Statement____________

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1 The Debtors are the following entities: Teligent, Inc.; Teligent Services, Inc.; American Long Lines, Inc.; Association Communications, Inc.; Auctel, Inc.; BackLink, L.L.C.; Easton Telecom Services, Inc.; Executive Conference, Inc.; First Mark Communications, Inc.; InfiNet Telecommunications, Inc.; Jtel, L.L.C.; KatLink, L.L.C.; OMC Communications, Inc.; Quadrangle Investments, Inc.; Telecommunications Concepts, Inc.; Teligent Communications, L.L.C.; Teligent License Co. I L.L.C.; Teligent License Co. II, L.L.C.; Teligent of Virginia, Inc.; Teligent Professional Services, Inc.; and Teligent Telecommunications, L.L.C.

                     TELIGENT, INC. (Domestic Subsidiaries)
                             (Debtor-in-Possession)
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited, In thousands)

                                                                   December 31,
                                                                       2001
                                                                   ------------
 Assets
 Current assets:
    Cash and cash equivalents                                        $   32,628
    Accounts receivable, net of allowance for doubtful
      account of $30,836                                                  6,443
    Other receivable                                                     60,000
    Prepaid expenses and other current assets                             2,638
    Restricted cash and investments                                         393
                                                                    -----------
      Total current assets                                              102,102

 Property and equipment, net of accumulated depreciation
    of $228,652                                                          97,100

 Intangible assets, net of accumulated amortization
    of $14,556                                                           37,345
 Other assets                                                             2,435
                                                                    -----------
      Total assets                                                   $  238,982
                                                                    ===========

 Liabilities and Stockholders' Deficit
 Current liabilities:
    Short-term borrowings                                            $  123,232
    Accounts payable                                                     38,529
    Accrued expenses                                                     10,520
                                                                    -----------
      Total current liabilities                                         172,281

 Other noncurrent liabilities                                             6,173
 Liabilities subject to compromise                                    1,494,207

 Series A preferred stock                                               538,953

 Stockholders' deficit:
    Intercompany receivable                                             (56,393)
    Common stock                                                            637
    Additional paid-in capital                                          797,397
    Accumulated deficit                                              (2,714,273)
                                                                    -----------
      Total stockholders' deficit                                    (1,972,632)
                                                                    -----------

    Total liabilities and stockholders' deficit                      $  238,982
                                                                     ==========

                     TELIGENT, INC. (Domestic Subsidiaries)
                             (Debtor-in-Possession)
                  CONDENSED CONSOLIDATED STATEMENT OF OPERATION
               (Unaudited, in thousands, except per share amounts)


                                                                 Month ended
                                                              December 31, 2001
                                                             ------------------
 Revenues:
     Communications services, net                                $        2,216

 Costs and expenses:
     Cost of services                                                     6,312
     Sales, general and administrative                                    5,980
     Restructuring                                                          (42)
     Asset impairment                                                   114,515
     Depreciation and amortization                                        8,900
                                                                      ---------
       Total costs and expenses                                         135,665
                                                                      ---------

     Loss from operations                                              (133,449)

 Interest income, net                                                       (31)
 Other income                                                                70
 Reorganization items                                                   (35,150)
                                                                      ---------
     Loss before income tax                                            (168,560)
 Income tax                                                                   -
                                                                      ---------
     Net loss                                                          (168,560)
                                                                      =========

 Basic and diluted net loss per common share                     $        (2.65)
                                                                      =========
 Weighted average common shares outstanding                              63,701
                                                                      =========

                    TELIGENT, INC. (Domestic Subsidiaries)
                             (Debtor-in-Possession)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited, in thousands)

                                                                 Month ended
                                                              December 31, 2001
                                                              -----------------
 Cash flows from operating activities:
 Net loss                                                        $     (168,560)
 Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization                                         8,900
    Loss on sale and disposal of assets due to Chapter 11 proceeding     33,432
    Asset impairment, net of cash                                       114,515
    Changes in current assets and current liabilities:
       Accounts receivable                                               (3,968)
       Prepaid expenses and other current assets                            979
       Accounts payable                                                  12,860
       Accrued expenses                                                  (5,326)
                                                                     ----------
       Net cash used in operating activities                             (7,168)
                                                                     ----------

 Cash flows from investing activities:
    Change in restricted cash                                                 -
                                                                     ----------
     Net cash provided by investing activities                                -
                                                                     ----------

 Cash flows from financing activities:
    Proceeds from financing activities                                        -
                                                                     ----------
     Net cash provided by financing activities                                -
                                                                     ----------
 Net change in cash and cash equivalents                                 (7,168)

 Cash and cash equivalents, beginning of period                          39,796
                                                                     ----------
 Cash and cash equivalents, end of period                         $      32,628
                                                                     ==========

                     TELIGENT, INC. (Domestic Subsidiaries)
                             (Debtor-in-Possession)
                            Supplemental Information
                            (Unaudited, in thousands)

                                                                 Month ended
                                                              December 31, 2001
                                                             ------------------
      a   Wages paid                                              $       2,268
      b   Payroll taxes withheld                                            379
      c   Employer tax                                                       69
      d   Gross Sales                                                     2,216
      e   Sales and use taxes due                                           787
      f   Property taxes                                                      -
      g-a Other taxes, fees -  Trust Fund                                    75
      g-b Other taxes, fees - non Trust Fund                                697


                     TELIGENT, INC. (Domestic Subsidiaries)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.   PETITION FOR RELIEF UNDER CHAPTER 11

         On May 21, 2001, the Company and all of its direct and indirect domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York in order to facilitate the restructuring of the Company's long-term debt and other obligations. The 21 separate cases were procedurally (but not substantively) consolidated for joint administration. Each of the Company and the subsidiaries included in the filings will continue to operate their businesses as debtors in possession during the reorganization proceeding. The bankruptcy petitions were filed in order to preserve cash and to give the Company and its domestic subsidiaries the opportunity to restructure their debt. The Company's foreign subsidiaries were not part of the Chapter 11 filing.

         In conjunction with the filing of the petitions, the Company entered into an interim arrangement with its lenders to provide funds, subject to certain conditions, for near-term operations. The Bankruptcy Court approved the interim arrangement with the Company's lenders on May 21, 2001. A hearing on the interim arrangement was held on June 13, 2001, where the Court approved further interim financing from the Company's lenders and approved a streamlined process whereby further Court approvals will be unnecessary for additional interim funding. While under the protection of Chapter 11, the Company may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. The financial statements do not include any adjustments that might be necessary as a result of the outcome of the uncertainties discussed herein, including the effects of any plan of reorganization or liquidation.

         Based on the aforementioned bankruptcy coupled with the violation of certain debt-covenants, the Company is in default on all of its indebtedness in existence as of the petition date. The Company has classified this debt in the accompanying unaudited condensed consolidated balance sheet at December 31, 2001 as liabilities subject to compromise. In addition, as a result of these bankruptcy proceedings, substantially all of the liabilities, litigation and claims against the Debtors in existence at the petition date are stayed unless the stay is modified or lifted or payment is otherwise authorized by the Bankruptcy Court.

         On August 23, 2001, certain of the Debtors entered into an Asset Purchase Agreement (the "Agreement") with Teligent Acquisition Corp. ("TAC") for the sale and purchase of substantially all of the Company's core domestic business and assets. Under the Agreement, TAC agreed to pay, subject to certain financing and regulatory contingencies, in excess of $115 million for the Company's core domestic fixed wireless business and assets. The Agreement is subject to numerous approvals, including the U. S. Bankruptcy Court, the Federal Communications Commission, the Department of Justice, and state regulatory agencies.

         On August 24, 2001, the Company announced it would restructure retail operations in twelve of its markets: Atlanta, Charlotte, Denver, Detroit, Indianapolis, Kansas City, Minneapolis, Orlando, Portland, San Francisco, San Antonio and Seattle. Eleven markets will remain after the Company's retail operations in these twelve markets are restructured.

         On August 24, 2001, the Debtors filed a motion with the U. S. Bankruptcy Court requesting authority to sell the Company's core assets to TAC, subject to higher and better offers. The hearing to consider and approve the transaction with TAC, or an alternative higher and better offer, was initially scheduled for October 3, 2001. After the initial adjournment on October 12, 2001, the Company requested that the Court further adjourn the hearing regarding the transaction with TAC until October 30, 2001. The Court granted the request and adjourned the hearing until October 30, 2001.

          On October 30, 2001, the Company requested that the U.S. Bankruptcy Court adjourn the hearing regarding the TAC transaction until November 15, 2001 which request was granted by the Court.

         On November 14, 2001, the U.S. Bankruptcy Court authorized the Company to substantially reduce its workforce, file regulatory applications and notices regarding the discontinuance of certain services to a substantial number of customers in eleven markets, and issue notices to such affected customers. These actions to further restructure the Company's operations were taken due to its inability to attract a suitable investor and/or purchaser in the time frame anticipated. The Company will continue to provide facilities-based private line, transport, and wholesale services as well as resold services in all 74 markets where it holds fixed-wireless licenses.

         On November 15, 2001, the Company provided notice to TAC terminating the Agreement due to TAC's inability to raise the funding required under the Agreement.

         On November 30, 2001, Executive Conference, Inc. ("ECI"), a wholly owned domestic subsidiary of the Company, entered into an Asset Purchase Agreement (the "Purchase Agreement") with Summit Acquisition LLC ("Summit") for the sale and purchase of substantially all of ECI's assets. Under the terms of the Purchase Agreement, Summit has agreed to pay $60 million in cash for ECI's assets. ECI is a provider of teleconferencing services.

         On December 12, 2001, the ECI filed a motion with the U. S. Bankruptcy Court requesting authority to sell ECI's assets to Summit, subject to higher and better offers. On December 28, 2001, an auction was held for the assets of ECI and the transaction with Summit was determined to be the highest and best offer for such assets. On January 3, 2002, the U.S. Bankruptcy Court approved the transaction with Summit, which was consummated on January 7, 2002.


2.   BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements include the results of Teligent, Inc. and all of its direct and indirect domestic subsidiaries for the month ended December 31, 2001. The Company's foreign subsidiaries are not part of the Chapter 11 filing and therefore are not included in these statements. These financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. These statements include intercompany balances that would be eliminated, in accordance with generally accepted accounting principles, when the results of the Company are consolidated with all of its foreign subsidiaries.

3.   SIGNIFICANT ACCOUNTING POLICIES

     The unaudited condensed consolidated financial statements have been prepared using the accounting policies disclosed in the related annual audited financial statements.

4.   DEBT

     Total debt consists of the following (in thousands):

     11.5% Senior Notes due 2007.....................................   $300,000
     11.5% Senior Discount Notes due 2008............................    361,802
     Credit Facility.................................................    800,000
     Other....................................................................80
                                                                      ----------
     Total debt                                                       $1,461,882
                                                                      ==========

         The Company is in default on all of its indebtedness as a result of its failure to deliver definitive documentation with respect to financing within the time period required by the Amendment to the Credit Facility (described in detail below), and because of the bankruptcy filing. As a result of the bankruptcy filing, all of its outstanding debt in existence as of the prepetition date has been classified as liabilities subject to compromise.

Senior Notes Offering

     In November 1997, the Company issued $300 million of 11 1/2% Senior Notes due 2007 (the "Senior Notes"). The Company used $93.9 million of the net proceeds of this offering to purchase a portfolio of Treasury securities which were pledged as collateral for the payment of interest on the Senior Notes through December 1, 2000.

     On or after December 1, 2002, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at prices ranging from 100% to 105.75% (expressed in percentages of the principal amount thereof).

     Upon the occurrence of a change in control, as defined in the Senior Notes agreement, each holder of the Senior Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount.

   Senior Discount Notes Offering

     On February 20, 1998, the Company completed an offering (the "Discount Notes Offering") of $440 million 11 1/2% Senior Discount Notes due 2008 (the "Senior Discount Notes"). The Company received $243.1 million in net proceeds from the Discount Notes Offering, after deductions for offering expenses of $7.6 million. Under a 1998 exchange offer, all outstanding Senior Discount Notes were exchanged for 11 1/2% Series B Discount Notes due 2000 (the "New Discount Notes") which have been registered under the Securities Act of 1933, as amended. The New Discount Notes are identical in all material respects to the Senior Discount Notes.

     On or after March 1, 2003, the New Discount Notes will be redeemable at the option of the Company on terms similar to those of the Senior Notes. In addition, the New Discount Notes contain change in control repurchase commitments similar to the Senior Notes.

   Credit Facility

     On July 2, 1998, the Company entered into a credit agreement, as subsequently amended, (the "Bank Credit Agreement") with certain lenders, providing for credit facilities up to an aggregate of $800 million (the "Credit Facility"). Availability of funds under the Credit Facility were subject to certain conditions as defined in the Bank Credit Agreement, all of which were met prior to the draw down of the entire facility in January 2001. Substantially all of the Company's assets secure the obligations under the Bank Credit Agreement.

     The Credit Facility is structured into three separate tranches consisting of a term loan facility, a delayed draw term loan facility and a revolving credit facility, each of which has a final maturity of eight years. Interest accrues on $575 million of outstanding borrowings based on a floating rate tied to the prevailing LIBOR rate and adjusts based on the attainment of certain key revenue and leverage benchmarks. The remaining $214.7 million accrued interest at a fixed rate of 11.125% per annum. The Company incurred commitment and other fees in connection with obtaining the Credit Facility totaling

$19.9 million, which was being amortized over eight years. As a result of the bankruptcy filing, unamortized commitment fees including those incurred in connection with obtaining the Credit Facility were written off as reorganization charges in the amount of $28.0 million. The Credit Facility contains certain financial and other covenants that restrict, among other things, the Company's ability to (a) incur or create additional debt, (b) enter into mergers or consolidations, (c) dispose of a significant amount of assets, (d) pay cash dividends, or (e) change the nature of its business. The amounts outstanding under the Credit Facility are subject to mandatory prepayments in certain circumstances.

     The Company executed an Amendment and Consent (the "Amendment") to the Bank Credit Agreement subsequent to December 31, 2000. Pursuant to the Amendment, the interest rates applicable to borrowings under the Credit Facility were increased. The Amendment also increased the maximum aggregate principal amount under the optional term loan tranche of the Credit Facility from $400 million to $600 million, of which $350 million can be utilized as vendor loans. The optional term loan tranche is not a binding commitment of the lenders, rather it provides a vehicle for any of the lenders to loan the Company additional funds under the Credit Facility.

     The Amendment also changed several of the covenants applicable to the Company. The Company received a waiver for default of the fixed charge coverage ratio for the period ending December 31, 2000 from the lenders as part of the Amendment, and the test was eliminated for the first quarter of 2001. The Company was in compliance with all other debt covenants of the Credit Facility as of December 31, 2000. The Amendment also requires the Company to maintain substantially all of its cash and cash equivalents in a collateral and securities account with lender bank (the "Collateral Account") and the remainder of its funds in a separate operating account. The Amendment also contains a waiver that permitted the explanatory paragraph included in the Company's auditor's opinion for the year ended December 31, 2000.

     As part of the Amendment, the Company was required to deliver definitive documentation with respect to vendor financing (in an aggregate amount of at least $250 million) and convertible notes (in an aggregate amount of at least $100 million), no later than April 30, 2001, which requirement was subsequently waived to May 21, 2001. The Company was not successful in securing the additional financing and on May 21, 2001 (the "Petition Date"), the Company filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code.

     On June 13, 2001, the U.S. Bankruptcy Court issued an order permitting the Company to continue to use amounts on deposit in the Collateral Account as well as cash generated from the operation of the Company's businesses, subject to periodic budgets to be approved by the Company's senior lenders. The Order also:
(a) converts the prepetition outstanding Credit Facility to a postpetition loan with superpriority status by a maximum amount equal to (i) the cash drawn from the Collateral Account by the Company during the bankruptcy, and (ii) the proceeds from accounts receivable; (b) limits the postpetition loan to the balances in the Collateral Account and accounts receivable in existence as of the petition date. As of December 31, 2001, the Company has classified $123.2 million as a postpetition loan, subject to a final accounting of the cash collections of prepetition accounts receivables in existence as of the petition date. On January 8, 2002, the Company paid down $57.6 million from the proceeds relating to the sale of ECI's assets.

5.   EMPLOYEE BENEFIT PLANS

Employees of the Company may participate in a 401(k) retirement plan in which eligible employees may elect to contribute, on a tax-deferred basis, up to 15% of their compensation, not to exceed annual maximums as defined in the Internal Revenue Code. The Company matches one-half of a participant's contribution up to 6% of the participant's compensation, vesting over 4 years. During 2001, the 401(k)
retirement plan experienced a partial plan termination due to the number of employees involuntarily separated from employment. Consequently, all employees who were separated from the Company due to a reduction in workforce received 100% of the Company matching funds in their 401(k) account.

     Effective July 1, 1999, the Company adopted the Employee Stock Purchase Plan ("ESPP"). Under the ESPP, the Company authorized the issuance of 300,000 shares of Class A Common Stock, which allowed eligible employees to purchase such shares at 85% of the fair value of the Class A Common Stock. As of January 2001, the Company had issued all such shares available under the ESPP.

6.   RESTRUCTURING RESERVE

     On November 8, 2000, the Company announced a plan to restructure its operations in order to focus future business growth on the Company's fixed wireless networks. This restructuring included a workforce reduction of 600 employees associated with efforts to realign the sales, operations and real estate organizations. As a result of this workforce reduction and organizational realignment, the Company recorded a $14.5 million restructuring charge in the quarter ending December 31, 2000. The charge consisted of $6.8 million for severance and other compensation, $5.8 for net costs relating to lease terminations, and other costs of $1.9 million. On February 15, 2001, the Company announced an additional workforce reduction, terminating 172 employees company-wide and recording an additional $600,000 to the restructuring reserve. On August 24, 2001, the Company announced it would restructure retail operations in twelve of its markets. This restructuring included a workforce reduction of 147 employees. During November 2001, the Company announced an additional workforce reduction of 373 employees related to the reorganization of the twelve local retail commercial markets. The Company recorded no additional restructuring costs as a result of the August and November workforce reduction. As of December 31, 2001, the reserve balance totaled $5.2 million, consisting of personnel-related costs, primarily related to severance totaling $1.5 million, office closures totaling $2.2 million and other costs of $1.5 million.

7.   REORGANIZATION CHARGES

     Reorganization costs totaling approximately $108.5 million have been booked as of December 31, 2001, consisting of professional fees of $16.1 million related to the bankruptcy filings, $28.0 million related to the write off of deferred debt financing costs, $6.2 million for loss on the write-off of goodwill due to the market restructuring and $58.2 for the loss on the sale of subsidiaries.

8.   ASSET IMPAIRMENT

     Due to the bankruptcy filing and related events the Company believes that certain assets have been impaired. In addition, as the Company realigns its service offerings to focus on its fixed wireless wholesale transport private line and resale operation, certain assets have been removed from service and remain unutilized or have been abandoned. As a result of the aforementioned the Company has reduced property and equipment by $393.1 million and goodwill and other intangibles by $5.8 million. Furthermore, there is no assurance that the carrying amounts of the assets will be realized and further asset impairments may be recognized.

TELIGENT, INC., et al.,
Case No. 01-12974 (SMB)
Disbursements by debtors from December 1, 2001 to December 31, 2001


    CASE NO.   TAX ID NO.      DEBTOR NAME                              Amount
    --------   ----------     --------------                          ---------
    01-12974   54-1866562     Teligent, Inc.
    01-12975   51-0390077     Teligent Services Inc.                 10,152,456
    01-13002   54-2006694     Teligent Professional Services, Inc.
    01-12981   54-2009508     Executive Conference, Inc.              2,896,819
    01-12991   54-1993057     Quadrangle Investments, Inc.
    01-12985   31-1066400     InfiNet Telecommunications, Inc.                -
    01-12979   54-1941227     Backlink, L.L.C.
    01-12976   23-2430439     American Long Lines, Inc.                       -
    01-12978   54-1878787     Auctel, Inc.
    01-13003   54-1942622     Teligent Telecommunications, L.L.C..
    01-12980   34-1713206     Easton Telecom Services, Inc.             184,487
    01-12994   54-1942632     Teligent Communications, L.L.C.
    01-13004   54-1891303     Teligent of Virginia, Inc.
    01-12990   52-1731424     OMC Communications, Inc.                        -
    01-12977   91-1576088     Association Communications, Inc.           (7,865)
    01-12986   54-1960620     Jtel, L.L.C.
    01-12989   54-1960861     KatLink, L.L.C.
    01-12993   54-1146458     Telecommunications Concepts, Inc.         103,958
    01-12983   13-3617289     FirstMark Communications, Inc.
    01-12997   52-2056185     Teligent License Co. I, L.L.C.
    01-12999   52-2056187     Teligent License Co. II, L.L.C.
                                                                 --------------
                                                                 $   13,329,856
                                                                 --------------

*Payroll disbursement recorded through Teligent Services, Inc.